Exhibit 15.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to:

a)	the use in this Shell Company Report on Form 20-F of FLJ Group Limited of our report dated August 29, 2023, with respect to the combined financial statements and schedules of Alpha Mind Technology Limited as of December 31, 2022 and 2021, and for the years ended December 31, 2022 and 2021, which are included in this Shell Company Report on Form 20-F.

b)	the incorporation by reference in the Registration Statement of FLJ Group Limited on Form F-3 (FILE NO. 333-258187) of our report dated August 29, 2023, with respect to the combined financial statements and schedules of Alpha Mind Technology Limited as of December 31, 2022 and 2021, and for the years ended December 31, 2022 and 2021, which are included in this Shell Company Report on Form 20-F.

/s/ WWC, P.C.

WWC, P.C.

San Mateo, California

December 28, 2023